EXHIBIT 19.1

GUARANTY BANCSHARES, INC.

INSIDER TRADING POLICY

As adopted by the Board of Directors December 18, 2024

The Need for a Policy Statement

The purchase or sale of securities of Guaranty Bancshares, Inc. (“Guaranty”) while aware of material nonpublic information (“MNPI”), or the disclosure of MNPI to others who then trade in the securities of Guaranty, is prohibited by federal and state securities laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934 (“Exchange Act”) and other state authorities, and are punished severely. While the SEC concentrates its efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

Guaranty has adopted this Insider Trading Policy (“Policy”) both to satisfy its obligation to prevent insider trading and to help those persons subject to the Policy avoid the severe consequences associated with violating the insider trading laws. This Policy is also intended to prevent even the appearance of improper conduct on the part of traditional insiders, such as directors, officers, and employees with access to MNPI, as well as certain other persons who may be associated with Guaranty. Generally, for purposes of this Policy, the term “insider” means all directors, executive officers, employees with access to MNPI, and such other persons similarly situated. Guaranty is proud of its reputation for integrity and ethical conduct, and cannot afford to have that reputation damaged.

Administration of the Policy

The General Counsel of the Company will serve as the Legal Compliance Officer for purposes of this Policy, and in his or her absence, the Chief Financial Officer of the Company will be responsible for administering this Policy. All determinations and interpretations by the Legal Compliance Officer will be final and not subject to further review. Any questions regarding this Policy should be directed to the Legal Compliance Officer, lgallerano@gnty.com, with a copy to legal@gnty.com. The Legal Compliance Officer may consult with counsel to Guaranty in connection with administering this Policy.

Persons Subject to the Policy

You are subject to this Policy if you are a director1, officer or employee of Guaranty or any of its subsidiaries. Guaranty may also determine that other persons are subject to this Policy, such as contractors or consultants who have access to MNPI. In addition, if you are subject to this Policy, it applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Guaranty securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Guaranty securities (collectively referred to as “Family Members”). This Policy also applies to any entities that you or your Family Members influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”). You are responsible for the transactions of your Family Members and Controlled Entities and should treat all such transactions for the purposes of this Policy and

1 For purposes of this Policy, the term “director” includes any advisory director, board observer or any other person who regularly attends board meetings or has access to materials provided to directors.

applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

Although all persons described above are generally subject to this Policy, not all sections of this Policy will apply to all such persons. Specifically, the sections titled “Pre- Clearance Procedures” and “Blackout Periods” apply only to directors and executive officers of Guaranty and its subsidiaries, and any other persons specifically designated by the Legal Compliance Officer, together with their respective Family Members and Controlled Entities.

Transactions Subject to the Policy

This Policy applies to transactions in Guaranty securities, including Guaranty’s common stock, options to purchase common stock, or any other type of securities that Guaranty may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as derivative securities that are not issued by Guaranty, such as exchange-traded put or call options or swaps relating to Guaranty securities, except as expressly set forth below.

Gifts of Guaranty securities are also subject to this Policy, as liability for even bona fide gifts may exist where the donor is not aware/should not have been aware of an immediate sale by the donee. Gifts by persons subject to the Policy therefore are subject to the trading restrictions specified below under the heading “Pre-Clearance Procedures.”

Transactions Not Subject to this Policy

The following transactions are not subject to this Policy to the extent expressly set forth below:

Stock Option Exercises. This Policy does not apply to the exercise of stock options issued by Guaranty; provided that the exercise price is paid in cash or by means of a “net exercise,” whereby an option holder has elected to have Guaranty withhold shares subject to an option to cover the exercise price of the options. In addition, this Policy does not apply to the exercise of a tax withholding right under which an option holder has elected to have Guaranty withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to the sale of Guaranty securities acquired upon the exercise of a stock option, as well as to any sale of stock as part of a broker-assisted cashless exercise of an option or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or any tax withholding obligation.

Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right under which you elect to have Guaranty withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any sale of restricted stock in any public or private market transaction.

401(k) Plan. To the extent that the Guaranty 401(k) plan may from time to time permit the acquisition of Guaranty securities, this Policy does not apply to purchases of Guaranty securities in Guaranty’s 401(k) plan resulting from your periodic contribution of money to the plan under your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to purchases of Guaranty stock; (b) an election to make an intra-plan transfer of an existing account balance into or out of Guaranty stock; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Guaranty stock balance; and (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to Guaranty stock.

Employee Stock Purchase Plan. This Policy does not apply to purchases of Guaranty securities in an employee stock purchase plan, if any, resulting from your periodic contribution of money to the plan under the election you made at the time of your enrollment in the plan. This Policy also does not apply to purchases of Guaranty securities resulting from lump sum contributions to the plan, provided that you elected to participate by lump sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in the plan for any enrollment period, and to your sales of Guaranty securities purchased under the plan.

Guaranty Offerings or Repurchases. The purchase of Guaranty securities from Guaranty, and the sale of Guaranty securities to Guaranty, are not subject to this Policy.

Mutual Fund Transactions. Transactions in mutual funds that are invested in Guaranty securities are not subject to this Policy.

Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about Guaranty and its subsidiaries and not to engage in transactions in Guaranty securities while in possession of MNPI. Each individual is responsible for ensuring that he or she complies with this Policy, and that any Family Member or Controlled Entity also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of MNPI rests with that individual, and any action on the part of Guaranty, the Legal Compliance Officer or any other employee or director under this Policy or otherwise does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Statement of Policy

Guaranty’s policy is that no director, officer or other employee of Guaranty (or any other person designated by this Policy or by the Legal Compliance Officer as subject to this Policy, including Family Members and Controlled Entities) who is aware of MNPI relating to Guaranty may, directly, or indirectly through any other person or entity:

1.
Engage in transactions in Guaranty securities, except as otherwise specified in this Policy under the headings “Transactions Not Subject to this Policy” and “Rule 10b5-1 Plans;”

2.
Recommend the purchase or sale of any Guaranty securities;

3.
Disclose MNPI to persons within Guaranty whose jobs do not require them to have that information, or outside of Guaranty to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with Guaranty’s policies regarding the protection or authorized external disclosure of information regarding Guaranty; or

4.
Assist anyone engaged in the above activities.

In addition, it is Guaranty’s policy that insiders of Guaranty who, in the course of their relationship with Guaranty, learn of MNPI about a company with which Guaranty does business, including a customer or supplier of Guaranty, may not trade in that company’s securities until the information becomes public or is no longer material.

The prohibition on unauthorized disclosure of MNPI apples to all forms of communication, including communications made through social media or other electronic means. The prohibitions described above also apply to trades by any investment clubs, the membership of which includes any director, officer or employee of Guaranty (or any other person designated by this Policy or the Legal Compliance Officer as subject to this Policy, including their Family Members and Controlled Entities).

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exceptions to this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve Guaranty’s reputation for adhering to the highest standards of conduct.

Definition of Material Nonpublic Information

Material Information. Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect Guaranty’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances. You should remember that anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. If you are uncertain whether information is material, you should assume that it is until you obtain guidance from the Legal Compliance Officer. While it is not possible to define all categories of material information, some examples of information that ordinarily could be regarded as material are:

•
Projections of future earnings or losses, or other earnings guidance;
•
Changes to previously announced earnings guidance, or a decision to suspend earnings guidance;
•
A pending or proposed merger, acquisition or tender offer;
•
A pending or proposed acquisition or disposition of a significant asset;
•
A pending or proposed change as to the national securities exchange on which Guaranty is listed, or any pending or proposed decision to delist from such exchange or deregister as a public company;
•
A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•
Company borrowings or other financing transactions out of the ordinary course;
•
The establishment of a repurchase program for Guaranty securities;
•
Development of a significant new product or process;
•
New major contracts or customers, or the loss of a major customer or contract
•
A change in management or the board of directors;
•
A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•
Any proposed or pending restatement of Guaranty’s financial statements or Guaranty Bank & Trust, N.A.’s Reports of Condition and Income;
•
Pending or threatened significant litigation, or the resolution of such litigation;
•
Impending bankruptcy or the existence of severe liquidity problems;
•
Information regarding a breach of customer privacy;
•
A pending or proposed regulatory investigation or administrative action against Guaranty, its subsidiaries or its affiliates, or any person related to Guaranty, its subsidiaries or its affiliates; and
•
The imposition of an administrative action against Guaranty, its subsidiaries or its affiliates.

When Information is Considered Public. Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to Guaranty’s employees, or if it is only available to a select group of analysts, brokers and institutional investors.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information before the information is considered public. As a general rule, information should not be considered fully absorbed by the marketplace until after the second business day after the day on which the information is released. If, for example, Guaranty were to make an announcement on a Monday, you should not trade in Guaranty securities until Thursday. If an announcement were made on a Friday, Wednesday generally would be the first eligible trading day. Depending on the particular circumstances, Guaranty may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Pre-Clearance Procedures

To help prevent inadvertent violations of the securities laws and to avoid even the appearance of trading on inside information, directors and executive officers of Guaranty and its subsidiaries, and any other persons designated by the Legal Compliance Officer under this Policy as being subject to the pre-clearance procedures, together with their respective Family Members and Controlled Entities, may not engage in any transaction in Guaranty securities without first obtaining pre-clearance of the transaction from the Legal Compliance Officer.

A request for pre-clearance should be submitted to the Legal Compliance Officer at least two business days in advance of the proposed transaction. The Legal Compliance Officer is under no obligation to approve a transaction submitted for pre- clearance and may determine not to permit the transaction. If a person seeks pre- clearance to engage in the transaction and is denied, then he or she should refrain from initiating any transaction in Guaranty securities and should not inform any other person of the restriction. Pre-cleared trades must be executed within five business days of receipt of pre-clearance, unless the Legal Compliance Officer grants an exception or imposes a shorter time limit.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any MNPI about Guaranty and should describe fully those circumstances to the Legal Compliance Officer. The requestor should also indicate whether he or she has effected any transactions in Guaranty securities within the past six months. Pre-clearance of a trade does not constitute legal advice and does not relieve the requestor of his or her legal obligation to refrain from trading while in possession of MNPI.

The requirement for pre-clearance does not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Not Subject to this Policy,” or to transactions conducted under approved Rule 10b5-1 plans, as described under the heading “Rule 10b5-1 Plans.”

Blackout Periods

Quarterly Blackout Periods. Guaranty’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Guaranty securities. Therefore, to avoid even the appearance of trading while aware of MNPI, directors and executive officers of Guaranty and its subsidiaries, and any other persons designated by the Legal Compliance Officer, as well as their respective Family Members and Controlled Entities, generally will not be pre- cleared to conduct any transactions involving Guaranty securities during a “blackout period” beginning on the 15th day of the last month of each fiscal quarter and ending after the second full business day following the public release of Guaranty’s financial results for that quarter. In other words, these persons may only conduct transactions in Guaranty securities during the “window period” beginning after two full business days following the public release of Guaranty’s quarterly financial results and ending on the 14th day of the last month of the next fiscal quarter.

In addition, Guaranty’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Legal Compliance Officer, designated persons should refrain from trading in Guaranty securities even sooner than the typical quarterly blackout period described above, in which case the Legal Compliance Officer may impose an event-specific blackout period.

Event-Specific Blackout Periods. From time to time, an event may occur that is material to Guaranty and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Legal Compliance Officer may not trade in Guaranty securities. The existence of an event- specific blackout period will not be announced, other than to those who are aware of the event giving rise to the blackout. Any person made aware of the existence of an event- specific blackout period should not disclose the existence of the blackout to any other person. The failure of the Legal Compliance Officer to designate you as a person subject to an event-specific blackout will not relieve you of the obligation not to trade while aware of MNPI.

Pension Fund Blackout Periods. No director or officer may trade in Guaranty securities during any “pension fund blackout period” if that person acquired such securities in connection with his or her employment as a director or officer of Guaranty or its subsidiaries. A “pension fund blackout period” means any period of more than three consecutive business days during which the ability of not fewer than 50% of the participants or beneficiaries under all individual account plans (as defined under the Employee Retirement Security Act of 1974, but excluding a one-participant retirement plan) maintained by Guaranty to purchase, sell or otherwise acquire or transfer an interest in any equity security of Guaranty held in such an individual account plan is temporarily suspended by Guaranty or a fiduciary of the plan, but does not include any period which the SEC exempts from the definition of “blackout period” under Section 306(a) of the Sarbanes-Oxley Act of 2002.

Exceptions. A person who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Guaranty securities in order to generate cash may, in appropriate circumstances, be permitted to do so even during the blackout period. Hardship exceptions may be granted only by the Legal Compliance Officer and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the Legal Compliance Officer concludes that the person does not in fact possess MNPI. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Not Subject to this Policy,” or to transactions conducted under approved Rule 10b5-1 plans, as described under the heading “Rule 10b5-1 Plans.”

Special and Prohibited Transactions

Guaranty has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, it is Guaranty’s policy that no person subject to this Policy (including Family Members and Controlled Entities (each, a “Covered Person”), should engage in any of the following transactions except to the extent permitted below:

Short-Term Trading. Short-term trading of Guaranty securities may be distracting to the person and may unduly focus the person on Guaranty’s short-term stock market performance instead of Guaranty’s long-term business objectives. For these reasons, a Covered Person who purchases Guaranty securities in the open market may not sell any Guaranty securities of the same class during the six months following the purchase (or vice versa), except with the consent of the Legal Compliance Officer.

Short Sales. Short sales of Guaranty securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in Guaranty’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve Guaranty’s performance. For these reasons, short sales of Guaranty securities by Covered Persons are prohibited. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales. (Short sales arising from certain types of hedging transactions are governed by the paragraph below captioned “Hedging Transactions.”)

Publicly-Traded Options. A transaction in publicly-traded options is, generally speaking, a bet on the short-term movement of Guaranty securities and therefore may create the appearance that the insider is trading based on MNPI. Transactions in publicly-traded options may also focus an insider’s attention on short- term performance at the expense of Guaranty’s long-term objectives. Accordingly, transactions by Covered Persons in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. Option positions arising from certain types of hedging transactions are governed by the next paragraph below.

Hedging Transactions. Certain forms of hedging or monetization transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds, allow an insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as Guaranty’s other shareholders. Therefore, Guaranty strongly discourages Covered Persons from engaging in such transactions. Any Covered Person wishing to enter into such an arrangement must first pre-clear the proposed transaction with the Legal Compliance Officer. Any request for pre-clearance of a hedging or similar arrangement must be submitted to the Legal Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed transaction and must set forth a justification for the proposed transaction.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Because a margin sale may occur at a time when the pledgor is aware of MNPI or otherwise is not permitted to trade in Guaranty securities, Guaranty generally discourages Covered Persons from holding Guaranty securities in a margin account. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on a loan while the borrower is aware of MNPI. As such, Covered Persons are generally discouraged from pledging Guaranty securities as collateral for loan. A Covered Person who wishes to pledge Guaranty securities as collateral for a loan and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities may engage in such a transaction with the prior approval of the Legal Compliance Officer. Any Covered Person who wishes to pledge Guaranty securities as collateral for a loan must submit a request for approval to the Legal Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge. Pledges of Guaranty securities arising from certain types of hedging transactions may also be governed by the paragraph above captioned “Hedging Transactions.”

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when an insider is in possession of MNPI. Guaranty therefore discourages placing standing or limit orders on Guaranty securities. If a Covered Person subject to this Policy determines he or she must use a standing order or limit order, the terms of the standing or limited order must be disclosed to the Legal Compliance Officer during the pre-clearance process.

Rule 10b5-1 Plans

Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. To rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Guaranty securities that meet certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Guaranty securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1 and be approved by the Legal Compliance Officer.

Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Any Rule 10b5-1 Plan must be submitted to the Legal Compliance Officer for approval not less than five business days prior to the entry into the Rule 10b5-1 Plan. Transactions effected under a pre-cleared Rule 10b5-1 Plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

In 2022, the SEC adopted new requirements for Rule 10b5-1 Plans, which are summarized below:

•
There is a mandatory “cooling off” period between entry into Rule 10b5-1 Plans and the first trade:

o
Section 16 insiders may not trade until the later of: (i) 90 days following the adoption or modification of a Rule 10b5-1 Plan, or (ii) two business days following the filing of the 10-Q/K for the quarter in which the Rule 10b5-1 Plan was adopted (but not to exceed 120 days following adoption or modification of the plan).

o
Other officers and employees subject to this Policy may not trade until 30 days following the adoption or modification of a Rule 10b5-1 Plan.

o
The new rules do not impose a cooling off period for Company share repurchase plans.

•
The Rule 10b5-1 Plan must include a certification from each Section 16 insider that, at the time of plan adoption, (a) the insider is “not aware of any material nonpublic information about the security or the issuer,” and (b) the insider is “adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Section 10(b) and Rule 10b5-1.

•
Individual insiders will lose the affirmative defense of a Rule 10b5-1 Plan if such insider has multiple, overlapping plans (subject to certain exceptions).

•
Individual insiders are allowed a “single-trade” plan, which is a Rule 10b5-1 Plan designed to effect the purchase or sale of Company securities as a single transaction (subject to certain limits).

Post-Termination Transactions

This Policy continues to apply to transactions in Guaranty securities even after termination of service to Guaranty. If an individual is in possession of MNPI when his or her service terminates, neither that individual, nor his or her Family Members or Controlled Entities, may trade in Guaranty securities until that information has become public or is no longer material. The pre-clearance procedures described in this Policy, however, will cease to apply to transactions in Guaranty securities at the time of the termination of service.

Consequences of Violations

The purchase or sale of securities while aware of MNPI, or the disclosure of MNPI to others who then trade in Guaranty’s securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, among others. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company personnel. In addition, an individual’s failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career. Accordingly, Guaranty strongly urges all persons covered by this Policy to strictly comply with its terms.

Reporting of Completed Trades

Each director or executive officer (or other person, including, without limitation, key employees, as determined by the Legal Compliance Officer) who is responsible for complying with the reporting requirements under Section 16 of the Exchange Act must timely complete and deliver to the Legal Compliance Officer the appropriate forms for filing with the SEC after executing a reportable transaction. If such person has completed an acceptable power of attorney, the Legal Compliance Officer will complete the Section 16 filing, provided such person has supplied the necessary transaction detail to the Legal Compliance Officer in a timely manner. All Section 16 filings must be available on the corporate website no later than the end of the business day following the filing with the SEC. Any late or delinquent Section 16 filing must also be publicly reported, by individual, under separate caption, in Guaranty’s proxy statement for its next annual meeting.

Reporting of Violations

Any employee, officer or director who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other employee, officer or director of Guaranty, must report the violation immediately to the Legal Compliance Officer. Upon learning of any such violation, the Legal Compliance Officer, in consultation with Guaranty’s outside legal counsel, will determine whether Guaranty should release any MNPI, or whether Guaranty should report the violation to the SEC or other appropriate governmental authority.

Inquiries

Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Legal Compliance Officer.

[End of Policy]